Exhibit 23.1

CONSENT OF    INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-166948) and related Prospectus of Vimicro International Corporation for the registration of 24,535,520 shares of its ordinary shares and to the incorporation by reference therein of our report dated April 30, 2013, with respect to the consolidated financial statements of Vimicro International Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

May 2, 2013